Main Street Announces Fourth Quarter And Full Year 2012 Financial Results

Fourth Quarter 2012 Distributable Net Investment Income Per Share Increased 21% to $0.58 Per Share

Full Year 2012 Distributable Net Investment Income Per Share Increased 17% to $2.09 Per Share

Net Asset Value Per Share Increased 22% During 2012

HOUSTON, March 7, 2013 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the fourth quarter and full year ended December 31, 2012.

Full Year 2012 Highlights

  Total investment income of $90.5 million, representing a 37% increase from 2011
  Distributable net investment income of $61.9 million (or $2.09 per share), representing a 50% increase from 2011 (1) (2)
  Net Asset Value of $18.59 per share at December 31, 2012, representing an increase of 22% compared to $15.19 per share at December 31, 2011
  Fully and partially exited several lower middle market ("LMM") portfolio equity investments, which along with other portfolio investment repayments and exits, resulted in an aggregate net realized gain on the investment portfolio of $15.1 million
  Paid dividends of $1.71 per share during 2012, representing a 10% increase compared to dividends paid during 2011
  Estimated spillover taxable income (taxable income in excess of dividends paid) at December 31, 2012 of $44.4 million, or $1.28 per share
  Completed two public offerings, at 143% and 160%, respectively, of the then latest reported Net Asset Value per share, for $169.9 million in total net proceeds
  Completed $150.7 million in total LMM portfolio investments, including investments in 11 new LMM portfolio companies, resulting in a diversified portfolio of 59 LMM companies at December 31, 2012
  Completed middle market portfolio investments representing a net increase in middle market investments of $153.8 million in 2012 and a net increase of 28 in the number of middle market companies at December 31, 2012, resulting in a diversified portfolio of 85 middle market companies at December 31, 2012
  Expanded Main Street's credit facility  (the "Credit Facility") to support future investment and operational activities from $235.0 million to $287.5 million in total commitments
  Acquired all of the remaining noncontrolling interests in the Small Business Investment Company ("SBIC") subsidiary Main Street Capital II, LP ("MSC II")

Fourth Quarter 2012 Highlights

  Total investment income of $26.2 million, representing a 33% increase from the fourth quarter of 2011
  Distributable net investment income of $18.8 million (or $0.58 per share), representing a 51% increase from the fourth quarter of 2011 (1) (2)
  Paid fourth quarter 2012 dividends of $0.45 per share, or $0.15 per share for each of October, November and December 2012, representing an 11% increase compared to fourth quarter 2011 dividends
  Declared first quarter 2013 regular monthly dividends of $0.45 per share, or $0.15 per share for each of January, February and March 2013, representing an 11% increase compared to first quarter 2012 dividends
  Declared a special cash dividend of $0.35 per share payable in January 2013
  Partially exited portfolio company investment in Laurus Healthcare, LP ("Laurus"), realizing a gain of $9.9 from the sale and a times money invested return of 3.4x  on the exited investment
  Completed $58.1 million in total LMM portfolio investments, including investments in four new LMM portfolio companies totaling $50.5 million, which after aggregate repayments on debt principal and return of invested equity capital from several LMM portfolio investments  resulted in a net increase in the LMM portfolio investments of $41.5 million
  Net increase in middle market portfolio investments of $37.4 million from September 30, 2012 and a net increase of six in the number of middle market companies at December 31, 2012
  Amended the Credit Facility to extend its final maturity through September 2017

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman, President and Chief Executive Officer, stated, "2012 was another strong year for Main Street. The strength and performance of our investment portfolio provided us with meaningful growth in our net investment income and also generated over $15 million of net realized gains during 2012. This growth in net investment income allowed us to increase our regular monthly dividend three times during 2012 and the realized gains provided us the opportunity to pay our first special dividend in January 2013 of $0.35 per share. In addition to the realized gains, the investment portfolio generated significant additional unrealized appreciation as the fair value of our investments increased substantially and resulted in a record net increase in net assets from operations of over $3.50 per share. In addition, we continued to be active from an investing standpoint and ended the year with over $1 billion of assets, which we believe is a significant milestone for the company."

Fourth Quarter 2012 Operating Results

For the fourth quarter of 2012, total investment income was $26.2 million, a 33% increase over the $19.7 million for the corresponding period of 2011. This comparable period increase was principally attributable to (i) a $3.1 million increase in interest income from increased activity in the investment portfolio and higher average levels of portfolio debt investments, (ii) a $2.4 million increase in dividend income from portfolio equity investments and (iii) a $1.0 million increase in fee income due to the increased activity in and size of the investment portfolio. The increase in investment income included (i) a $1.7 million increase in investment income associated with higher levels of accelerated prepayment activity for certain middle market portfolio debt investments in comparison to the fourth quarter of 2011 and (ii) special dividend activity of $1.4 million in the fourth quarter of 2012.

Share-based compensation expense of $0.7 million was recognized during the fourth quarter of 2012 related to non-cash amortization expense for restricted share grants. Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $7.3 million in the fourth quarter of 2012 from $7.2 million in the corresponding period of 2011. This comparable period increase in operating expenses was principally attributable to higher compensation expenses of $0.3 million related to increases in personnel and incentive compensation, partially offset by a decrease in other operating expenses of $0.2 million compared to the corresponding period of 2011. The ratio of total operating expenses, excluding interest expense, as a percentage of average total assets was 1.8% on an annualized basis for the three months ended December 31, 2012, compared to 2.3% on an annualized basis for the corresponding period of 2011, and was 1.8% for the year ended December 31, 2012, compared to 2.2% for the prior year.

Distributable net investment income, which is net investment income before non-cash, share-based compensation expense, increased 51% to $18.8 million, or $0.58 per share, compared with $12.5 million, or $0.48 per share, in the corresponding period of 2011. (1) (2) The increase in distributable net investment income was primarily due to the higher level of total investment income discussed above. Distributable net investment income on a per share basis for the fourth quarter of 2012 reflects (i) an increase of approximately $0.04 per share from the comparable period in 2011 in investment income attributable to higher levels of accelerated prepayment activity and repricing activity for certain portfolio debt investments and marketable securities investments, (ii) approximately $0.04 per share from the special dividend activity in the fourth quarter of 2012 and (iii) a greater number of average shares outstanding compared to the corresponding period in 2011 primarily due to the October 2011, June 2012 and December 2012 follow-on stock offerings.

Distributable net realized income, which is net realized income before non-cash, share-based compensation expense, increased 123% to $30.0 million, or $0.93 per share, compared with distributable net realized income of $13.4 million, or $0.51 per share, in the corresponding period of 2011. (1) (2) This increase was primarily attributable to (i) the higher level of total distributable net investment income in the fourth quarter of 2012 compared to the corresponding period of 2011 and (ii) the $9.9 million realized gain on the partial exit of Laurus.

The net increase in net assets resulting from operations attributable to common stock during the fourth quarter of 2012 was $24.5 million, or $0.76 per share, compared with a net increase of $20.6 million, or $0.79 per share, in the fourth quarter of 2011. This $3.9 million increase was a result of the increase in net realized income discussed above, partially offset by differences in the net changes in unrealized appreciation from portfolio investments, marketable securities, SBIC debentures and investment in Main Street Capital Partners, LLC, the wholly owned investment manager ("Investment Manager") and the difference in the income tax provision. For the three months ended December 31, 2012, the $0.6 million net change in unrealized appreciation from portfolio investments was principally attributable to (i) unrealized appreciation on 27 LMM portfolio investments totaling $15.3 million, partially offset by unrealized depreciation on 9 LMM portfolio investments totaling $3.2 million, (ii) $0.9 million of net unrealized appreciation on the middle market investment portfolio and (iii) $0.2 million of net unrealized appreciation on the Other Portfolio investments and Marketable securities and idle funds investments, partially offset by (iv) accounting reversals of net unrealized appreciation from prior periods of $12.5 million related to portfolio investment exits and repayments. For the three months ended December 31, 2012, the $1.6 million net change in unrealized appreciation attributable to SBIC debentures and investment in the Investment Manager was primarily attributable to unrealized depreciation on the SBIC debentures held by MSC II. For the three months ended December 31, 2012, we also recognized a net income tax provision of $3.8 million related to deferred taxes of $2.4 million and to other taxes of $1.4 million. The deferred taxes are primarily related to net unrealized appreciation on equity investments held in our taxable subsidiaries. The other taxes include $0.8 million related to an accrual for excise tax on our estimated spillover taxable income as of December 31, 2012 and $0.6 million related to accruals for state and other taxes.

Liquidity and Capital Resources

As of December 31, 2012, we had $63.5 million in cash and cash equivalents and $28.5 million in Marketable securities and idle funds investments. As of December 31, 2012, our net asset value totaled $643.0 million, or $18.59 per share. Main Street also had $155.5 million of unused capacity under the Credit Facility as of December 31, 2012.

In November 2012, Main Street amended the Credit Facility to extend the final maturity to five years. The amended Credit Facility contains an upsized accordion feature which allows Main Street to increase the total commitments under the facility up to $400 million from new or existing lenders on the same terms and conditions as the existing commitments. The Credit Facility includes an initial revolving period through September 2015 followed by a two-year term out period with a final maturity in September 2017, and contains two, one-year extension options which could extend both the revolving period and the final maturity by two years, subject to certain conditions, including lender approval. Borrowings under the Credit Facility bear interest on a per annum basis equal to the applicable LIBOR rate plus 2.5%. As of December 31, 2012, Main Street had $132.0 million in outstanding borrowings under the Credit Facility, bearing interest at an annual interest rate of 2.7%.

As of December 31, 2012, Main Street had $225 million of SBIC debenture leverage outstanding which bears a weighted average fixed interest rate of approximately 4.7%, paid semi-annually, and matures ten years from original issuance. The weighted average remaining duration for the existing SBIC leverage is approximately 6.4 years as of December 31, 2012. During the fourth quarter ended December 31, 2012, Main Street issued $16 million of new SBIC debentures to reach the $225 million SBIC leverage cap for affiliated investment funds.

Lower Middle Market Portfolio Information (all as of December 31, 2012) (3)

Main Street had debt and equity investments in 59 LMM companies collectively totaling approximately $510.3 million in fair value with a total cost basis of approximately $408.0 million. Approximately 76% of Main Street's LMM portfolio investments at cost were in the form of secured debt investments, and 94% of these debt investments were secured by first priority liens on the assets of portfolio companies. The weighted average annual effective yield on Main Street's LMM portfolio debt investments as of December 31, 2012 was 14.2%. (4)

Based on information provided by Main Street's LMM portfolio companies, which Main Street has not independently verified, the portfolio companies had an average net senior debt (senior interest-bearing debt through Main Street's debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of approximately 2.0 to 1.0 and a total EBITDA to senior interest expense ratio of approximately 4.0 to 1.0. (5) Including all debt that is junior in priority to Main Street's debt position, these ratios were approximately 2.2 to 1.0 and 3.8 to 1.0, respectively. (5)

Main Street had equity ownership in 90% of its LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 32%. The fair value of Main Street's LMM portfolio company equity investments at December 31, 2012 was approximately 205% of the cost of such equity investments.

Based upon Main Street's internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, the weighted average investment rating for Main Street's total LMM investment portfolio was 2.1 at both December 31, 2012 and September 30, 2012.

Middle Market Portfolio Information (all as of December 31, 2012) (6)

Main Street had middle market portfolio investments in 85 companies collectively totaling approximately $390.0 million in fair value with a total cost basis of approximately $385.5 million. Middle market portfolio investments primarily include investments made through direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than Main Street's LMM portfolio companies and are included in the "Non-Control/Non-Affiliate investments" section of Main Street's balance sheet. The weighted average annual revenues for the 85 middle market portfolio company investments was approximately $514 million. Main Street's middle market portfolio investments are primarily in the form of debt investments, and approximately 92% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on Main Street's middle market portfolio debt investments as of December 31, 2012 was approximately 8.8%. (4)

Portfolio Quality

As of December 31, 2012, Main Street had no investments with positive fair value on non-accrual status and one fully impaired investment which comprised approximately 0.2% of the investment portfolio at cost. Main Street's total portfolio investments at fair value were approximately 113% of the related cost basis as of December 31, 2012.

Fourth Quarter and Full Year Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, March 8, 2013 at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year 2012 financial results.

You may access the conference call by dialing 480-629-9835 or 877-941-0844 and quote passcode 4599646 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, March 15, 2013 and may be accessed by dialing 303-590-3030 and using the passcode 4599646#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-K for the annual period ended December 31, 2012 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Year End 2012 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income and distributable net realized income are non-GAAP measures and should not be considered as a replacement for net investment income, net realized income, and other earnings measures presented in accordance with GAAP.  Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income and net realized income in accordance with GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2)	Per share amounts exclude the earnings attributable to the noncontrolling equity interests in MSC II.

(3)

All LMM portfolio information is calculated exclusive of Main Street's middle market portfolio investments, other portfolio investments, marketable securities and idle funds investments, and Main Street's investment in Main Street Capital Partners, LLC, the wholly owned Investment Manager.  LMM portfolio company financial information has not been independently verified by Main Street.

(4)

Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes any liquidation fees payable upon repayment and any debt investments on non-accrual status.

(5)

Excludes three investments that are either in the "rapid growth" phase of its business life cycle with high customer acquisition costs or the "early stage" phase of its business life cycle with ramping revenues.  The fair value of these three investments represents less than 5% of the fair value of Main Street's total LMM portfolio investments as of December 31, 2012.

(6)

All middle market portfolio information is calculated exclusive of Main Street's LMM portfolio investments, other portfolio investments, marketable securities and idle funds investments, and Main Street's investment in Main Street Capital Partners, LLC, the wholly owned Investment Manager.  Middle market portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com / 713-350-6000

Dennard • Lascar Associates, LLC
Ken Dennard / ken@dennardlascar.com
Ben Burnham / bburnham@dennardlascar.com
773-599-3745

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 6,911	$ 6,399	$ 24,752	$ 25,051
Affiliate investments	5,688	4,068	20,340	12,536
Non-Control/Non-Affiliate investments	13,503	8,793	43,766	27,458
Total interest, fee and dividend income	26,102	19,260	88,858	65,045
Interest from marketable securities, idle funds and other	63	412	1,662	1,195
Total investment income	26,165	19,672	90,520	66,240
EXPENSES:
Interest	(3,664)	(3,636)	(15,631)	(13,518)
General and administrative	(573)	(897)	(2,330)	(2,483)
Expenses reimbursed to affiliated Investment Manager	(3,095)	(2,628)	(10,669)	(8,915)
Share-based compensation	(705)	(581)	(2,565)	(2,047)
Total expenses	(8,037)	(7,742)	(31,195)	(26,963)
NET INVESTMENT INCOME	18,128	11,930	59,325	39,277

NET REALIZED GAIN (LOSS) FROM INVESTMENTS:
Control investments	-	-	(1,940)	407
Affiliate investments	10,715	758	16,215	781
Non-Control/Non-Affiliate investments	387	57	865	831
Marketable securities and idle funds investments	42	105	1,339	620
Total net realized gain from investments	11,144	920	16,479	2,639
NET REALIZED INCOME	29,272	12,850	75,804	41,916

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	585	11,812	44,704	35,464
Marketable securities and idle funds investments	(5)	550	(240)	(475)
SBIC debentures	(1,384)	(614)	(4,751)	(6,329)
Investment in affiliated Investment Manager	(202)	(47)	(253)	(182)
Total net change in unrealized appreciation (depreciation)	(1,006)	11,701	39,460	28,478

Income tax provision	(3,779)	(2,986)	(10,820)	(6,288)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	24,487	21,565	104,444	64,106
Noncontrolling interest	-	(981)	(54)	(1,139)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS
ATTRIBUTABLE TO COMMON STOCK	$ 24,487	$ 20,584	$ 104,390	$ 62,967

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.56	$ 0.45	$ 2.01	$ 1.69
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$ 0.91	$ 0.49	$ 2.56	$ 1.80
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS ATTRIBUTABLE TO COMMON
STOCK PER SHARE - BASIC AND DILUTED	$ 0.76	$ 0.79	$ 3.53	$ 2.76
DIVIDENDS PAID PER SHARE	$ 0.45	$ 0.41	$ 1.71	$ 1.56
WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	32,292,734	25,893,431	29,540,114	22,850,299

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)

	December 31, 2012	December 31, 2011

ASSETS

Portfolio investments at fair value:
Control investments (cost: $217,483 and $206,787 as of December 31, 2012 and December 31, 2011, respectively)
	$ 278,475	$ 238,924
Affiliate investments (cost: $142,607 and $110,157 as of December 31, 2012 and December 31, 2011, respectively)
	178,413	146,405
Non-Control/Non-Affiliate investments (cost: $456,975 and $275,061 as of December 31, 2012 and December 31, 2011, respectively)
	467,543	270,895
Investment in affiliated Investment Manager (cost: $2,668 and $4,284 as of December 31, 2012 and December 31, 2011, respectively)
	-	1,869

Total portfolio investments (cost: $819,733 and $596,289 as of December 31, 2012 and December 31, 2011, respectively)
	924,431	658,093
Marketable securities and idle funds investments (cost: $28,469 and $25,935 as of December 31, 2012 and December 31, 2011, respectively)
	28,535	26,242

Total investments (cost: $848,202 and $622,224 as of December 31, 2012 and December 31, 2011, respectively)
	952,966	684,335

Cash and cash equivalents	63,517	42,650
Interest receivable and other assets	14,580	6,539
Deferred financing costs (net of accumulated amortization of $3,203 and $2,167 as of December 31, 2012 and December 31, 2011, respectively)
	5,162	4,168

Total assets	$ 1,036,225	$ 737,692

LIABILITIES

SBIC debentures (par: $225,000 and $220,000 as of December 31, 2012 and December 31, 2011, respectively; par of $100,000 and $95,000 is recorded at a fair value of $86,467 and $76,887 as of December 31, 2012 and December 31, 2011, respectively)

	$ 211,467	$ 201,887
Credit facility	132,000	107,000
Payable for securities purchased	20,661	-
Interest payable	3,562	3,984
Dividend payable	5,188	2,856
Deferred tax liability, net	11,778	3,776
Payable to affiliated Investment Manager	4,066	4,831
Accounts payable and other liabilities	4,527	2,170

Total liabilities	393,249	326,504
Commitments and contingencies

NET ASSETS

Common stock, $0.01 par value per share (150,000,000 shares authorized; 34,589,484 and 26,714,384 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively)

	346	267
Additional paid-in capital	544,136	360,164
Accumulated net investment income, net of cumulative dividends of $115,401 and $79,414 as of December 31, 2012 and December 31, 2011, respectively
	35,869	12,531

Accumulated net realized gain/loss from investments (accumulated net realized gain from investments of $9,838 before cumulative dividends of $28,993 as of December 31, 2012 and accumulated net realized loss from investments of $6,641 before cumulative dividends of $13,804  as of December 31, 2011)

	(19,155)	(20,445)

Net unrealized appreciation, net of income taxes	81,780	53,194

Total Net Asset Value	642,976	405,711

Noncontrolling interest	-	5,477

Total net assets including noncontrolling interests	642,976	411,188

Total liabilities and net assets	$ 1,036,225	$ 737,692

NET ASSET VALUE PER SHARE	$ 18.59	$ 15.19

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Net investment income	$ 18,128	$ 11,930	$ 59,325	$ 39,277
Share-based compensation expense	705	581	2,565	2,047
Distributable net investment income (1)	18,833	12,511	61,890	41,324
Net realized income from investments	11,144	920	16,479	2,639
Distributable net realized income (1)	$ 29,977	$ 13,431	$ 78,369	$ 43,963

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1) (2)	$ 0.58	$ 0.48	$ 2.09	$ 1.78
Distributable net realized income per share -
Basic and diluted (1) (2)	$ 0.93	$ 0.51	$ 2.65	$ 1.89

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and distributable net realized income, and related per share amounts, is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement to net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is presented in the table above.

(2)	Per share amounts exclude the earnings attributable to the noncontrolling equity interests in MSC II.